Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement on Form S-4 of our report dated March 3, 2009, relating to the consolidated financial statements of PlanetOut Inc. for the years ended December 31, 2008 and 2007 and to the inclusion therein of our report dated March 4, 2009 with respect to the financial statements of Here Networks LLC for the years ended December 31, 2007 and 2008, and to the inclusion therein of our report dated March 4, 2009, with respect to the financial statements of Regent Entertainment Media (successor to LPI, Inc.) for the years ended December 31, 2007 and 2008.
We also consent to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.
/s/ Stonefield Josephson, Inc.
Los Angeles, CA.
March 4, 2009